Exhibit 99.1

Joint Press Release
F.N.B. Corporation and Comm Bancorp, Inc. Announce Signing
of Definitive Merger Agreement
Hermitage, PA and Clarks Summit, PA — August 9, 2010 — F.N.B. Corporation (NYSE: FNB) and Comm Bancorp, Inc. (NASDAQ: CCBP) jointly announce the signing of a definitive merger agreement pursuant to which F.N.B. Corporation will acquire Comm Bancorp, Inc., the Pennsylvania-based holding company and parent of Community Bank and Trust Company, in a stock and cash transaction valued at approximately $70 million.
The acquisition of the Clarks Summit-headquartered bank will provide F.N.B. Corporation with $642 million in total assets, including $577 million in total deposits and $465 million in loans in 15 bank branches across five counties in Northeastern Pennsylvania.
Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, shareholders of Comm Bancorp, Inc. will be entitled to receive a fixed exchange ratio of 3.4545 shares of F.N.B. Corporation common stock and $10.00 in cash for each share of Comm Bancorp, Inc.
Stephen J. Gurgovits, Chief Executive Officer of F.N.B. Corporation, stated, “This move is a logical step in our announced strategy to expand into Eastern Pennsylvania and in markets with attractive demographics and long-term growth potential. The communities served by Comm Bancorp, Inc. are very well positioned to benefit from the major demographic and commercial trends associated with the Marcellus Shale. In addition, Comm Bancorp, Inc. has an established track record of profitability, rooted in very strong local relationships and excellent customer service.”
“F.N.B.’s commitment to local communities, exceptional record of recognized customer service and range of products and services makes F.N.B. Corporation an ideal partner and provider for our clients,” commented William F. Farber, Sr., President and CEO of Comm Bancorp, Inc.
F.N.B. Corporation expects the merger to be immediately accretive to its earnings per share, excluding one-time costs. F.N.B. Corporation and Comm Bancorp, Inc. expect to complete the transaction in the fourth quarter of 2010, after completion of regulatory approvals, the approval of the shareholders of Comm Bancorp, Inc. and the satisfaction of other closing conditions.
RBC Capital Markets acted as financial advisor to F.N.B. Corporation, and Sandler O’Neill + Partners, L.P. acted as financial advisor to Comm Bancorp, Inc. and rendered a fairness opinion to the Board of Directors of Comm Bancorp, Inc. in conjunction with this transaction. Duane Morris LLP served as legal counsel to F.N.B. Corporation and Saidis Sullivan Law served as legal counsel to Comm Bancorp, Inc.

ADDITIONAL INFORMATION ABOUT THE MERGER
F.N.B. Corporation and Comm Bancorp, Inc. will file a proxy statement/prospectus and other relevant documents with the SEC in connection with the merger.
SHAREHOLDERS OF COMM BANCORP, INC. ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
The proxy statement/prospectus and other relevant materials (when they become available), and any other documents F.N.B. Corporation has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents F.N.B. Corporation has filed with the SEC by contacting James Orie, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317 and by Comm Bancorp, Inc. by contacting Scott A. Seasock, Executive Vice President, 125 North State Street, Clarks Summit, PA 18411, telephone: (570) 586-0377.
Comm Bancorp, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning such participants’ ownership of Comm Bancorp, Inc. common stock will be set forth in the proxy statement/prospectus relating to the merger when it becomes available. This communication does not constitute an offer of any securities for sale.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.8 billion as of June 30, 2010. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Tennessee and loan production offices in Florida.
About Comm Bancorp, Inc.
Comm Bancorp, Inc., headquartered in Clarks Summit, PA, is a full-service financial services company with total assets of $642 million as of June 30, 2010. Comm Bancorp, Inc. serves the Pennsylvania counties of Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming through Community Bank and Trust Company’s 15 community-banking offices and one loan production office. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. In addition, the company engages in commercial leasing through Community Leasing Corporation and sells insurance and asset management services through Comm Financial Services.
Forward-looking Statements
This joint press release of F.N.B. Corporation and Comm Bancorp, Inc. and the reports F.N.B. Corporation and Comm Bancorp, Inc. file with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation and Comm Bancorp, Inc. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause F.N.B. Corporation’s and Comm Bancorp, Inc.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) various monetary and fiscal policies and regulations of the U.S. Government that may adversely affect the businesses in which F.N.B. Corporation and Comm Bancorp, Inc. are engaged; (6) technological issues which may adversely affect F.N.B. Corporation’s and Comm Bancorp, Inc.’s financial operations or customers; (7) changes in the securities markets; (8) risk factors mentioned in the reports and registration statements F.N.B. Corporation and Comm Bancorp, Inc. file with the Securities and Exchange Commission; (9) housing prices; (10) job markets; (11) consumer confidence and spending habits or (12) estimates of fair value of certain F.N.B. Corporation and Comm Bancorp, Inc. assets and liabilities. F.N.B. Corporation and Comm Bancorp, Inc. undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Analyst/Institutional Investor Contact:

F.N.B. Corporation
Cynthia Christopher 724-983-3429
724-815-3926 (cell)
christoc@fnb-corp.com

Media Contact:

F.N.B. Corporation
Jennifer Reel 724-983-4856
724-699-6389 (cell)
reel@fnb-corp.com

Comm Bancorp, Inc.
Scott A. Seasock, EVP
570-586-0377
sseasock@combk.com